Exhibit 59

Barry Diller
IAC/InterActiveCorp
555 West 18th Street
New York NY 10011

February 17, 2009

IAC/InterActiveCorp
555 West 18th Street
New York NY 10011

To whom it may concern:

I  agree to vote all shares of IAC/InterActiveCorp common stock, $0.001 par value, and IAC/InterActiveCorp Class B common stock, $0.001 par value, with respect to which I have voting power, to approve the grant to Gregory R. Blatt of stock options with respect to shares of common stock of Match.com, Inc. when presented for approval by IAC/InterActiveCorp’s stockholders.

Sincerely,

/s/ Barry Diller